Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports First Quarter EPS of $0.23,

Confirms 2009 EPS Guidance

(Cincinnati; April 28, 2009)—Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the first quarter of 2009.

First Quarter Highlights

•	Consolidated revenue of $695 million with net income of $28 million, or $0.23 per diluted share.

•	$33 million free cash flow, up from $7 million in the same period last year, with $278 million cash balance at the end of the first quarter, up from $240 million at year end.

•	Customer Management revenue increased 9 percent and operating margin improved 320 basis points compared with the same period last year.

•	Confirming 2009 earnings guidance of $0.90 to $1.10 per diluted share.

“In a challenging environment, we met revenue and exceeded earnings expectations and are affirming our earnings guidance,” said David Dougherty, President and CEO of Convergys. “Our largest segment, Customer Management drove better year-over-year and sequential profitability. Our pipeline remains robust and we continue to sign substantial new business, although we are seeing some softness in call volumes. We are expanding our delivery footprint and are further improving the efficiency and cost structure of the operation.”

“In HR Management, our clients are benefiting from our service quality and capability. We are in live operations with over half the employees under our two remaining implementations. We continue to be challenged by implementation costs and are focused on reducing the remaining risk,” Dougherty continued.

“In Information Management, we are investing in enhanced capabilities and the pipeline is growing for our broad set of business and operations support offerings. With these offerings, we are positioned to return to growth as communications industry capital spending rebounds.”

First Quarter Performance

Revenues – Revenues were $695 million in the first quarter of 2009 compared with $716 million in the same period last year. Growth in revenues from Customer Management was offset by revenue declines both at Information Management and HR Management.

Operating Income – Operating income in the first quarter of 2009 was $39 million, essentially the same as the prior year period. Prior year operating income included a $14 million restructuring charge and $7 million in charges related to retirement benefit plans. Operating improvements at Customer Management were more than offset by operating income declines both at Information Management and HR Management.

Tax Rate – The effective tax rate was 25 percent compared with 12 percent in the same period last year. The lower tax rate for the first quarter of 2008 was due to favorable impact from resolution of tax audits.

Net Income – Net income was $28 million, or $0.23 per diluted share compared with $36 million, or $0.28 per diluted share, in the same period a year ago.

Cash Flow – First quarter 2009 cash flow from operating activities and free cash flow were $56 million and $33 million, respectively, compared with $26 million and $7 million in the same period a year ago. This improvement was largely due to a 6-day reduction in DSO to 66 days from 72 days in the prior year period. Cash balance increased to $278 million at the end of the first quarter from $240 million at the end of 2008.

Customer Management – Customer Management revenues in the 2009 first quarter increased 9 percent to $517 million, including $43 million from Intervoice [R], compared with $476 million in the same period last year. First quarter 2009 operating income and operating margins were $40 million and 7.8 percent, respectively, compared with $22 million and 4.6 percent, respectively, in the same period last year. Year-over-year margin improvement was largely driven by effective contact center workforce management and disciplined cost management. Current year results include approximately $5 million of additional expense due to the weakened US dollar and prior year results included $5 million of restructuring charges.

Information Management – Information Management revenues in the 2009 first quarter were $108 million compared with $163 million in the same period last year, largely due to expected client migrations in North America and international project completions. First quarter 2009 operating income was $13 million compared with $30 million in the same period last year primarily due to the revenue declines. Operating margin was 11.6 percent in the 2009 first quarter, compared with 18.1 percent in the same period last year. Prior year results included $7 million of restructuring charges.

HR Management – HR Management revenues in the 2009 first quarter were $70 million compared with $77 million in the same period last year. Revenue growth in the 2009 first quarter from early-stage live operations of two large contracts was offset by a contract termination payment recorded in the prior year as well as elimination of pass-through revenue with a large HR outsourcing client during the second quarter of 2008. The first quarter 2009 operating loss was $10 million compared to $5 million in the same period last year. Results for the first quarter of 2009 include $9 million of implementation costs related to one contract which were expensed rather than capitalized. This contract remains profitable. The company is taking actions intended to limit risks and reduce costs of the future phases of its two remaining implementations. While there is a range of outcomes to these actions, the company expects the likely outcomes to be within guidance. Prior year operating loss included $2 million of restructuring charges.

Business Outlook

Convergys and its clients continue to face a challenging environment. For purposes of providing guidance, the company assumes the economic environment throughout 2009 will be generally consistent with current conditions and the company will make satisfactory progress with its two large HRM implementations. Within this uncertain environment and based on these assumptions, Convergys continues to expect earnings per diluted share within the range of $0.90 to $1.10, and free cash flow of approximately $200 million.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of April 28, 2009. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s common shares and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures, as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its First Quarter Financial Results webcast presentation at 10:00 A.M., Eastern Daylight Time, Tuesday, April 28, 2009. It will feature President and CEO David F. Dougherty and Earl C. Shanks, CFO. The webcast presentation will take place live and will then be available for replay via the following link: http://investor.shareholder.com/convergys/eventdetail.cfm?eventid=67372 The replay will be available through May 27, 2009.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 75,000 employees in 84 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys, Intervoice, and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended Mar. 31,		%
(In millions except per share amounts)	2009	2008	Change
Revenues	$694.7	$716.4	(3)

Costs and Expenses:
Cost of Providing Services and Products Sold	443.0	472.0	(6)
Selling, General and Administrative	160.2	150.2	7
Research and Development Costs	19.2	10.6	81
Depreciation	30.3	28.7	6
Amortization	3.2	1.9	68
Restructuring Charges	0.0	14.1	(100)

Total Costs and Expenses	655.9	677.5	(3)

Operating Income	38.8	38.9	(0)

Equity in Earnings of Cellular Partnerships	10.7	6.8	57
Other Expense, net	(5.4)	(1.1)	NA
Interest Expense	(6.8)	(3.8)	79

Income Before Income Taxes	37.3	40.8	(9)

Income Tax Expense	9.3	4.9	90

Net Income	$28.0	$35.9	(22)

Earnings Per Common Share
Basic	$0.23	$0.28	(18)

Diluted	$0.23	$0.28	(18)

Weighted Average Common Shares Outstanding
Basic	122.4	126.9
Diluted	124.0	129.2

Market Price Per Share
High	$9.05	$16.60
Low	$5.49	$13.66
Close	$8.08	$15.06

Convergys Corporation

Consolidated Balance Sheets

	(Unaudited)
(In millions)	Mar. 31, 2009	Dec. 31, 2008
Assets

Cash and Cash Equivalents	$277.6	$240.0
Receivables—Net	506.3	523.8
Other Current Assets	232.1	214.2
Property and Equipment—Net	411.5	420.9
Other Assets	1,483.9	1,442.5

Total Assets	$2,911.4	$2,841.4

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$257.4	$259.5
Other Current Liabilities	545.0	538.7
Other Liabilities	528.2	486.7
Long-Term Debt	406.3	406.4
Common Shareholders’ Equity	1,174.5	1,150.1

Total Liabilities and Shareholders’ Equity	$2,911.4	$2,841.4

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Mar. 31,
(In millions)	2009		2008
Cash provided by operating activities	$55.8		$25.5

Cash used in investing activities	(15.9	) (a)	(11.0	) (a)

Cash used in financing activities	(2.3)		(54.8)

Net increase (decrease) in cash	$37.6		$(40.3)

(a)	Includes $22.8 and $18.9 of capital expenditures, net, for the three months ended Mar. 31, 2009 and 2008, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Mar. 31,		%
(In millions)	2009	2008	Change
Revenues:
Customer Management	$516.9	$476.0	9
Information Management	107.6	163.2	(34)
HR Management	70.2	77.2	(9)

Total	$694.7	$716.4	(3)

Operating Income (Loss):
Customer Management	$40.3	$21.9	84
Information Management	12.5	29.5	(58)
HR Management	(9.5)	(4.9)	94
Corporate and Other	(4.5)	(7.6)	(41)

Total	$38.8	$38.9	(0)

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Mar. 31,
(In millions)	2009	2008
Cash provided by operating activities	$55.8	$25.5

Capital expenditures, net	(22.8)	(18.9)

Free cash flow (a non-GAAP measure)	$33.0	$6.6

Free cash flow – Management uses free cash flow to assess the financial performance of the Company. Convergys' Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s common shares and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.